SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
       Duty to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                         Commission File Number 1-01401

                               PECO Energy Company
        ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                               PECO Energy Company
                               2301 Market Street
                              Post Office Box 8699
                      Philadelphia, Pennsylvania 19101-8699
                                 (215) 841-4000

        ---------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Common Stock, no par value
        ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                    Cumulative Preferred Stock - $3.80 Series
                    Cumulative Preferred Stock - $4.30 Series
                    Cumulative Preferred Stock - $4.40 Series
                    Cumulative Preferred Stock - $4.68 Series
                    Cumulative Preferred Stock - $6.12 Series
                    Cumulative Preferred Stock - $7.48 Series

        ---------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remain)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)              [ ]         Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)             [ ]         Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)              [ ]         Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)             [ ]         Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)              [X]

                  Approximate number of holders of record as of
                       the certification or notice date:

Description of Security                                No. of Holders
-----------------------                                --------------
Common Stock, no par value                                   1


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                                                                             2


      Pursuant to the requirements of the Securities Exchange Act of 1934, PECO Energy Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 23, 2000                       By:  /s/ Michael J. Egan
                                                -------------------------------
                                                Name:   Michael J. Egan
                                                Title:  Senior Vice President,
                                                        Finance and Chief
                                                        Financial Officer